ESCROW AGREEMENT

     THIS AGREEMENT is made as of January 24, 2001, by and among GAM AVALON MULTI-GLOBAL, L.P., a Delaware limited partnership ("Partnership"), GLOBAL ASSET MANAGEMENT (USA) INC. ("Manager"), as Manager of the Partnership and PFPC INC., a Massachusetts corporation (the "Escrow Agent").

                                   WITNESSETH

     WHEREAS, the Partnership is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940 ("1940 Act"), and

     WHEREAS,   the   Partnership   has   retained   PFPC  to  provide   certain
administration, accounting and investor services pursuant to an Administration, Accounting and Investor Services Agreement dated as of January 24, 2001.

     WHEREAS, the Partnership desires that PFPC also provide certain services as escrow agent, as described herein, and PFPC wishes to provide such services.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Acceptance by Escrow Agent. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

     2. Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

          (a) The Escrow Agent shall act hereunder as a depository only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of (i) any document furnished to the Escrow Agent or (ii) any asset deposited with it.

          (b) "Written Instructions" mean written instructions received by the Escrow Agent and signed by ______________ as Manager of the Partnership or any other person duly authorized by the Manager or by the directors of the Partnership (as defined under the limited partnership agreement of the Partnership) to give such instructions on behalf of the Partnership. The instructions may be delivered by hand, mail, facsimile, cable, telex or telegram; except that any instruction terminating this Agreement may be given only by hand or mail. The Partnership shall from time to time file with the Escrow Agent a copy (certified by the Manager) of each resolution of the Manager or directors authorizing the person or persons to give Written Instructions. Such resolution shall include certified signatures of such persons authorized to give Written Instructions, and shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager to the contrary.

          The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Partnership's limited partnership agreement or this Agreement or of any vote, resolution or proceeding of the Partnership's general partner or directors or of the Partnership's limited partners, unless and until the Escrow Agent receives Written Instructions to the contrary.

          (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out of its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

          (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates nor the Partnership, nor the Manager shall be liable for any consequential, special or indirect losses or damages which the Partnership may incur or suffer by or as a consequence of the Escrow Agent's or any affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates or the Partnership or the Manager.

          (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (f) The Partnership agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Partnership or (ii) upon Oral Instructions or Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Partnership shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by Escrow Agent pursuant to this Agreement. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

          (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

          (h) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

          (i) The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

     3. Definitions. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Administration, Accounting and Investor Services Agreement among the parties.

     4. Deposit of Escrow Fund. The Escrow Agent shall establish accounts in the name of "Potential Investors of GAM Avalon Multi-Global, L.P." (hereinafter the "Subscription Account") and "GAM Avalon Multi-Global, L.P. Repurchase Account" (hereinafter the "Repurchase Account") (collectively the "Accounts"). The Accounts shall be established at PNC Bank, Delaware (the "Bank) which shall be appointed by the Escrow Agent to hold the assets of such Accounts. The Bank is authorized to invest assets of the Accounts in high quality, short-term investments. The investments in which the Bank may invest the Accounts may include shares of registered money market funds, including funds which are advised by the Bank or one of its affiliates, or for which the Bank or an affiliate of the Bank provides other services (such as TempFund or a similar investment vehicle). The Escrow Agent shall promptly deposit the Subscription Account checks remitted by persons subscribing to purchase interests in the Partnership ("Potential Investors") and made payable to GAM Avalon Multi-Global, L.P. Potential Investors may also deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the Partnership. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to instructions from the Partnership.

     5. Statements. During the term of this Agreement, Escrow Agent shall provide the Partnership with monthly statements containing the beginning balance in each of the Accounts as well as all principal and income transactions for the statement period and with a daily summary of amounts deposited and status of available funds. The Partnership shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Partnership shall, within 180 days after the furnishing of the statement, file written objections with the Escrow Agent.

     6. Distributions and Closings. Upon Written Instructions, at each closing of each offering of interests in the Partnership, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the Partnership's account at the Partnership's custodian. Such Written Instructions shall be sent to the Escrow Agent by 2:00 pm. on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Partnership, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in check form in the amount of the principal balance with accrued interest.

     7. Interest/Earnings. All interest earned on the escrow funds deposited in the Accounts hereunder shall be added to and held in the Accounts. Upon each closing, pursuant to Written Instructions, within 5 business days the Escrow Agent shall issue interest payments in check form to each Potential Investor based on his individual balance in the Subscription Account along with a cover letter and to the Manager based upon its balance in the Subscription Account along with a cover letter. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year to all persons who have received distributions of earnings reflecting their respective shares of such earnings.

     8. Repurchases. The Partnership may from time to time wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Partnership from its limited partners. Upon Written Instructions, the Escrow Agent shall promptly issue repurchase payments from the Repurchase Account in check form to the repurchasing limited partner or to the Manager, as the case may be. Upon Written Instructions, the Escrow Agent will withhold specified amounts from repurchase payments made to partners and any interest earned thereon will be credited to the account of the Partnership.

     9. Tax Identification Number. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Partnership, Manager or Potential Investor, as applicable.

     10. Compensation. The fee of the Escrow Agent for its services hereunder shall be paid by the Partnership as may be mutually agreed to in writing by the Partnership and Escrow Agent.

     11. Amendment. This Agreement may not be amended or supplemented and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

     12. Termination. The Escrow Agreement shall continue until terminated by the Partnership on sixty (60) days' prior written notice to PFPC or by PFPC on ninety days' prior written notice to the other party. Upon the termination of this Agreement and upon the delivery of the balance of the Accounts by the Escrow Agent to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be relieved of any and all further obligations hereunder and it shall be released and discharged from all further obligations hereunder, other than such obligations arising under Section 2(e) above as may then exist.

     If no successor Escrow Agent or other person has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the relevant period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary, except as explicitly stated in the previous paragraph. Upon Written Instructions of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Accounts to such successor.

     13. Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

     14. Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This
Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

     15. Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

     (a) If to the Partnership:
         135 E. 57th Street
         New York, NY 10022
         Attn: Joseph Allessie

(b)      If to the Escrow Agent:
         PFPC Inc., Attn: Rene Paradis
         400 Bellevue Parkway
         Wilmington, DE 19809

     16. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the Accounts, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GAM AVALON MULTI-GLOBAL, L.P.

By: /s/ Kevin J. Blanchfield
Title:  Vice President and Treasurer of GAM AVALON MULTI-GLOBAL, L.P.


GLOBAL ASSET MANAGEMENT (USA) INC., as Manager


By:/s/ Joseph J. Allessie
Title: Secretary and General Counsel


PFPC INC.

By:  /s/ Stephen Wynne
Title:  Executive Vice President